UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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This email is being sent to Geo World
Autodesk employees,
Last week we began delivering materials for our upcoming Special Meeting of Stockholders to be held on Tuesday, January 14, 2014. If you owned Autodesk stock (not options or unvested restricted stock units) on November 15, 2013, you already have or will receive the materials.  Please note that you may receive this information via email or regular mail depending on how you have elected to receive stockholder materials from Autodesk.  Those materials will instruct you on how to submit your vote.  A copy of the Proxy Statement can also be viewed here:  Autodesk Definitive Proxy Statement.
The purpose of the 2014 Special Meeting of Stockholders is to ask our stockholders to approve an amendment to the Autodesk 2012 Employee Stock Plan to increase the number of shares reserved under the plan by 11,350,000 shares and add new performance goals.  As employees of Autodesk and potential recipients of these grants, we encourage you to vote to approve the amendment to the plan so that we can continue to remain competitive in making equity compensation a key part of the total compensation of our employees.
We are holding this Special Meeting earlier than our regular annual meeting (typically held in early June) to obtain approval of the amendment to the plan to provide our Compensation Committee with additional flexibility to design compensation programs and to allow us to plan accordingly. Approval of the amendment to the Autodesk 2012 Employee Stock Plan will ensure that we can continue to use the plan to achieve Autodesk’s employee performance, recruiting and retention goals.
We encourage you to review all of the materials related to this matter and cast your vote.
If you have any questions, please call the Autodesk Investor Line at 415-507-6705.
David Gennarelli

David Gennarelli
Director Investor Relations